CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Associated Banc-Corp for the registration of 9,318,000 shares of its common stock and to the incorporation by reference therein of our report dated March 11, 2005, with respect to the consolidated financial statements and schedules of State Financial Services Corporation, State financial Services Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of State Financial Services Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Chicago, Illinois

June 15, 2005